Exhibit 10.2(6)

Execution Copy

AMENDMENT NUMBER SIX
TO THE
UPS SAVINGS PLAN
AMENDMENT AND RESTATEMENT
EFFECTIVE AS OF DECEMBER 31, 2008

WHEREAS, United Parcel Service of America, Inc. (the “Company”) and its affiliated corporations maintain the UPS Savings Plan (the “Plan”) as amended and restated effective as of December 31, 2008;

WHEREAS, the Board of Directors of the Company (“Board”) reserved the right in Section 14.1 of the Plan to amend, modify or change the Plan from time to time;

WHEREAS, the Board desires to amend the Plan to (i) change the name of the Plan to the UPS 401(k) Savings Plan, (ii) provide that Roth Contributions may be made from sales incentive program bonus payments, (iii) increase the percentage of Regular Eligible Compensation that may be deducted as Catch-Up Contributions from 10% to 35% and (iv) to comply with the requirements of the Puerto Rico Internal Revenue Code of 2011, as amended.

NOW THEREFORE, pursuant to the authority vested in the Board of Directors of United Parcel Service of America, Inc. by Section 14.1 of the UPS Savings Plan (“Plan”), the Plan is hereby amended as follows:

1.    Section 1.40, Plan, is hereby amended, effective January 1, 2013, to read as follows:

Section 1.40    Plan - means this UPS 401(k) Savings Plan as set forth in this document and all subsequent amendments to this document.

2.    The first sentence of Section 3.1(c), Catch-Up Contributions, is hereby amended, effective January 1, 2013, to read as follows:

Subject to the rules and limitations in this Section 3.1 and in Article 5 except as otherwise provided, each Participant who is an Eligible Employee (other than an Eligible Employee employed in Puerto Rico) who will attain age 50 or older before the close of the Plan Year shall be eligible to make Catch-Up Contributions, in 1% increments, from 1% to 35% of his or her Regular Eligible Compensation and in accordance with, and subject to the limitations of, Code § 414(v); provided that the maximum percentage from January 1, 2003 to December 31, 2012 was 10% and from August 1, 2002 to December 31, 2002, 20%.

3.    The first sentence of Section 3.1(d)(2) is hereby amended, effective January 1, 2013, to read as follows:

Effective August 22, 2007, each Puerto Rico Participant who will attain age 50 or older before the close of the Plan Year shall be eligible to make Catch-Up Contributions in 1% increments from 1% to 35% of his or her Puerto Rico Eligible Compensation in accordance with, and subject to the limitations of Puerto Rico law; provided that the maximum percentage from August 22, 2007 to December 31, 2012 was 10%.

4.    Section 3.1(d), Puerto Rico, is hereby amended to add a new Section 3.1(d)(4), effective January 1, 2011, to read as follows:

(4)    All contributions made to the Plan pursuant to this Section 3.1(d) shall comply with the requirements of Appendix A, Puerto Rico Qualification.

5.    Section 3.3, Roth Contributions, is hereby amended, effective January 1, 2012, to read as follows:

Section 3.3    Roth Contributions. Subject to the rules and limitations in Article 5, each Participant who is an Eligible Employee (other than an Eligible Employee employed in Puerto Rico) shall be eligible to make Roth Contributions in:

(a)    1% increments of his or her Regular Eligible Compensation for each pay period;

(b)    1% increments from 1% to 100% of his or her compensation for unused discretionary days off each pay period; and

(c)    Effective January 1, 2012, 1% increments from 1% to 100% of his or her Eligible Compensation from sales incentive program bonus payments.

All Roth Contributions shall be and are made in accordance with and subject to the limitations of Code Section 402A. The sum of Roth Contributions and Pre-Tax Contributions may not exceed 35% of Eligible Compensation for any pay period. Roth Contributions shall be credited to a Participant's Roth Contributions Account.

6.    The Plan is hereby amended, effective January 1, 2011, to comply with changes made to the Puerto Rico Internal Revenue Code of 2011, and insert a new Appendix A at the end of the Plan, to read as attached.

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, Inc. based upon action taken by its Board of Directors and/or its Executive Committee has caused this Amendment Number Six to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ Teri P. McClure	/s/ D. Scott Davis
Teri P. McClure	D. Scott Davis
Secretary	Chairman

Date: December 18, 2012	Date: December 18, 2012

Appendix A
Puerto Rico Qualification

Solely for purposes of administering and securing its tax qualifications in Puerto Rico, the Plan shall be subject to the following terms and conditions:

1.    The definition of “Affiliate” in Article I, Section 1.7, of the Plan is amended to add the following second paragraph:

“Effective as of January 1, 2011, for purposes of tax qualification in Puerto Rico, “Affiliate” shall mean any corporation, trade or business other than the Employer which joins the Employer as a member of a controlled group of corporations, an affiliated services group or is under common control, as defined by Section 1081.01(a)(14) of the Puerto Rico Internal Revenue Code of 2011, as amended”.

2.    The definition of “Employer” in Article I, Section 1.22, of the Plan is amended to read as follows:

“'Employer' means United Parcel Service of America, Inc. and each Affiliate (or a division or unit of an Affiliate) which is designated as a participating employer in the Plan by the Employer and which adopts the Plan, or that is deemed an Employer under Section 1081.01(a)(14) of the Puerto Rico Internal Revenue Code of 2011, as amended.”

3.    The definition of “Highly Compensated Employee” in Article I, Section 1.31, of the Plan is amended to add an additional paragraph at the end of Subsection (b)(2), which shall read as follows:

“Effective for Plan Years commencing on and after January 1, 2011, and solely for purposes of qualifying the Plan in Puerto Rico, the term “highly compensated employee” shall mean an employee who is:

(i)    an officer of the Employer;

(ii)    a shareholder that own more than five percent (5%) of the voting stock or the total value of all classes of stock of the Employer;

(iii)    that for the preceding year earned a compensation in excess of $110,000 for Plan Year 2011, $115,000 for Plan Year 2012 or any other dollar amount limitation imposed by Section 414(q)(1)(B) of the U.S. Internal Revenue Code of 1986, as amended, for the applicable Plan Year; or

(iv)    the spouse or dependent (within the meaning of Section 1033.18(c)(1) of the Puerto Rico Internal Revenue Code of 2011) of one of the individuals listed in items (i) through (iii) of this paragraph.”

4.    Article III, Section 3.1(d)(1), of the Plan is amended to add the following paragraph at the end of the Section:

“The maximum Pre-Tax Contribution for a Participant for any taxable year, shall not exceed ten percent (10%) of the annual Compensation of the employee up to a maximum of seven thousand five hundred dollars ($7,500) annually until December 31, 1997, then eight thousand dollars ($8,000) annually thereafter, or such other amount as may be determined by the Puerto Rico Secretary of Treasury under Section 1033.09 and 1081.01(d) of the Puerto Rico Internal

Revenue Code of 2011, as amended. If the employee participates in two (2) or more plans, such plans shall be treated as if they were one for the purposes of determining the amount of the limitation. For taxable years ending on or before December 31, 2008, the annual limit on Pre-Tax Contribution by a Participant shall be $8,000; for taxable years commencing on January 1, 2009 and January 1, 2010, shall be $9,000; for taxable years commencing on January 1, 2011, shall be $10,000; for taxable years commencing January 1, 2012, shall be $13,000; and for taxable years commencing on or after January 1, 2013, shall be $15,000, regardless of the employee's annual compensation.”

5.    Article III, Section 3.1(d)(2), of the Plan is amended to add the following paragraph at the end of the Section:

“Participants who attain age fifty (50) by the end of a Plan Year will be eligible to make additional Pre-Tax Contributions for such Plan Year under this Subsection to the extent such Pre-Tax Contributions constitute Catch-up Contributions in accordance with, and subject to the maximum limits allowed, under Section 1081.01(d)(7)(C) of the Puerto Rico Internal Revenue Code of 2011, as amended. For taxable years commencing on January 1, 2006, the maximum annual limit for Catch-Up Contributions shall be $500. For taxable years commencing after December 31, 2006, and before December 31, 2011, shall be $1,000 per year. For taxable years commencing on and after January 1, 2012, shall be $1,500 per year. Such Catch-Up Contributions shall be credited to the Participant's Pre-Tax Contribution Account of each Participant who has made such Catch-Up Contribution. Any such Catch-Up Contribution shall be paid to the Trust within the time period required under ERISA and the regulations thereunder. Any Catch-Up Contribution under this Subsection, and any deferral election relating to such contribution, shall be made in accordance with the rules and procedures adopted by the Committee.”

6.    Article V of the Plan is amended to add a new section 5.7, which shall read as follows:

“5.7    Puerto Rico Limitation on Contributions. As required by Section 1081.01(a)(11)(B) of the Puerto Rico Internal Revenue Code of 2011, as amended, the total amount of employer contributions (including the employer matching contributions and the profit sharing contributions) and the employees contributions (excluding the Rollover Contributions but including the employees' salary deferral contributions and the after-tax contributions) that may be credited to the Participants account during any Plan Year shall not exceed $50,000 for Plan Year 2012, $51,000 for Plan Year 2013 or any other dollar amount imposed as limitation by Section 415(c) of the U.S. Internal Revenue Code of 1986, as amended, for the applicable Plan Year, or 100% of the employees Compensation (including the employees contributions hereunder) for the Plan Year or whatever other dollar limitation may be imposed by the Puerto Rico Internal Revenue Code of 2011, as amended, or the Puerto Rico Treasury Department by way of regulation or administrative determination. This provision shall be effective for Plan Year commencing on or after January 1, 2012.”

7.    Article IX, Section 9.13, of the Plan is amended to add to it a new paragraph (c), which shall read as follows:

“(c)    Puerto Rico Direct Rollover

(1)	Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section 9.13, a distributee, that due to his termination of employment, elects to receive all or part of the value of his Account in a single lump-sum distribution, within a single taxable year, in a distribution that otherwise meets the requirements of Section 1081.01(b)(2)(A) of the Puerto Rico Internal Revenue Code of 2011, as amended, may elect, at the time and in the manner prescribed by the Committee, to have the total amount of such distribution rolled over into another Puerto Rico qualified plan or Puerto Rico Individual Retirement Account (“IRA”), specified by the distributee.

(2)	Direct rollovers under this Section 9.13 shall be made in accordance with rules and procedures established by the Committee.

(3)
For purposes of this Section 9.13, a distributee may include (1) a Participant, and, to the extent permitted by the Puerto Rico Internal Revenue Code of 2011, as amended, or by the Puerto Rico Treasury Department, (2) a Participant's spouse, or (3) an alternate payee under a qualified domestic relations order who is the spouse or former spouse of a Participant.”

8.    Article IX is amended to add a new Section 9.21, which shall read as follows:

“9.21    Puerto Rico Taxation of Lump Sum Distribution. Under Section 1081.01(b) of the 2011 Puerto Rico Internal Revenue Code of 2011, as amended, the distribution of the entire interest of a Participant in the Plan (in excess of his or her after-tax contributions, if any), within the same taxable year, and as a result of his or her termination of employment, shall be treated as a long term capital gain taxable at a 20% rate. However, if the Plan: (i) uses a trust organized in Puerto Rico or a Puerto Rico co-trustee which will act as paying agent, and (ii) invest no less than 10% of its assets (determined on an average daily basis) in the Plan Year of the distribution and the two preceding Plan Years, in certain assets treated as located in Puerto Rico (as defined in the Puerto Rico Internal Revenue Code of 2011, as amended, and the regulations issued thereunder), the long term capital gain arising from the distribution will be taxed instead at a rate of 10%.”

9.    Article X, Section 10.1(c), of the Plan is amended to add to it a new paragraph (10), which shall read as follows:

“(10)    Any loan to a Participant, after January 1, 2012, that fails to meet these requirements shall be treated as a taxable distribution to the Participant and shall be subject to the withholding requirements of Section 1081.01(b)(3) of the Puerto Rico Internal Revenue Code of 2011, as amended.”

10.    Article XIV, Section 14.3, of the Plan is amended to add a new paragraph at the end of it, which shall read as follows:

“In the event of any of the above transactions, the Plan shall be subject to the tax qualification requirements of Section 1081.01(a)(3)(D) of the Puerto Rico Internal Revenue Code of 2011, as amended.”

11.    The definition of “Compensation” in Appendix 1.17 of the Plan is amended to add the following fourth paragraph:

“For taxable years commencing after January 1, 2012, the maximum amount of compensation that shall be taken into account for purposes of computing contributions under the Plan, as well as discrimination testing and the limitations to benefits and contributions under Section 1081.01(a) and (d) of the Puerto Rico Internal Revenue Code of 2011, as amended, shall not exceed annually $250,000 for Plan Year 2012, $255,000 for Plan Year 2013 or any other amount established under Section 401(a)(17) of the U.S. Internal Revenue Code of 1986, as amended, or any other amount established by the Puerto Rico Treasury Department through regulations or administrative determinations.”

12.    These amendments shall govern the administration of the Plan, to the extent it is applicable to Participants employed in Puerto Rico (“Puerto Rico Participant”). To the extent the Plan covers any Puerto Rico Participant, it will be administered pursuant to, and in compliance with, the requirements of Sections 1033.09 and 1081.01 of the Puerto Rico Internal Revenue Code of 2011, as amended.